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                                BRAD RAGAN, INC.

                          PERFORMANCE RECOGNITION PLAN

                            EFFECTIVE JANUARY 1, 1997




I.       PURPOSE AND POLICY

                  It is the declared policy of the Board of Directors of Brad Ragan, Inc. ("BRI" or "the Company"), in order to provide incentive for extra effort, that key personnel of the Company shall be compensated in addition to their fixed compensation by participation in the Brad Ragan, Inc. Performance Recognition Plan (the "Plan"). Such key personnel shall be selected, as hereinafter provided, from the elected officers and other key employees of the Company.

                  The Plan is designed to reinforce participant effort and responsibility towards achieving the total Company business objectives, the objectives of specific business units and objectives established for individual participants. Awards to participants provided under the Plan will vary to the extent these goals and objectives are obtained. The basic intent is to tie awards directly to results that reflect Company growth and success achieved through customer satisfaction, quality products and enhanced shareholder value.

                  The policy aforesaid shall be subject annually, and preferably at its first meeting of the calendar year, to reconsideration by the Board of Directors of the Company; and the Plan shall on such reconsideration be subject to affirmance, discontinuance, or amendment by the Board of Directors, for such year.

II.      DEFINITIONS

                  For purposes of the Plan, the following terms shall have the following meanings:

         A) Award. Cash payments approved by the Committee (as defined in
Section III) and made pursuant to the objectives established pursuant to the Plan.

         B) Participant. A salaried employee of the Company who has been selected by the Committee to receive an award under the Plan subject to the attainment of the established goals and objectives.

         C) Company or BRI. Brad Ragan, Inc. or any of its subsidiaries and affiliates.

         D) Goodyear. The Goodyear Tire & Rubber Company or any of its subsidiaries and affiliates.

         E) Plan year. A twelve month period beginning January 1 and ending December 31.




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III.     THE COMMITTEE

                  The "Committee," as referred to herein, is the Compensation Committee of the Board of Directors of BRI and shall from time to time be comprised of elected persons who then are members of the Board of Directors and who are not participants in the Plan; and no member of the Committee shall be eligible for participation in the Plan while serving on the Committee. Action by the Committee pursuant to any provision of the Plan may be taken by unanimous written consent to action without meeting or at any meeting held upon not less than five days notice of its time, place and purpose given to each member, at which meeting a quorum of not less than two members is present. If less than the whole Committee is present, such action must be by the unanimous vote of those present, otherwise by a majority vote. The minutes of such meeting (signed by its secretary) or the unanimous written consent evidencing such action shall constitute authority for BRI to proceed in accordance therewith.

IV.      TARGET BONUS

                  Each participant is granted a target bonus which is subject to adjustment between zero percent and 150 percent, depending upon the business goal achievement.

V.       SELECTION OF PARTICIPANTS

         A) Following a determination by the Board that the Plan shall be effective for any calendar year, and after consultation with the Chief Executive Officer of BRI, the Committee shall determine the participants and establish their respective target bonuses for such calendar year. The Committee shall also review and approve the goals established for the participants. As to such determination, the Committee may rely, to the extent it deems appropriate, upon any information and recommendations obtained from the officer so consulted. As soon as practicable after the selection of participants, the Company shall notify them of their participation and target bonuses. Participants are not eligible for any other annual Company bonus or incentive plan.

         B) A list, certified by the Committee (or by the officers as to action pursuant to subparagraph A above), shall evidence the determination of those persons who are participants in the Plan for such calendar year and their respective target bonuses and goals therein.

         C) The Chief Executive Officer may add officers or employees as participants in the Plan during a Plan year and report such additional participants to the Committee from time to time.

VI.      PAYMENT

                  The Committee, at its sole discretion, shall determine if a payment shall be made to participants in any Plan year and the percentage of the target bonus to be paid notwithstanding the fact that the established goals and objectives may have been achieved. If the Committee determines that there will be a payment, payment of awards due participants with respect to the Plan will be made after the close of each Plan year once the achievement of the performance goals has been determined. All awards are contingent upon the achievement of the stated performance goals for each Plan year and a determination by the Committee that a payment shall be distributed to the participants. All

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awards shall be in cash. There shall be deducted from each award under the Plan the amount of any tax required by governmental authority to be withheld and paid over by the Company to such government for the account of a participant entitled to an award.

VII.     CHANGE IN PARTICIPANT'S STATUS

         A) Any participant who is not an employee of the Company or Goodyear on December 31 of a Plan year forfeits his or her participation for that year unless employment termination was due to the employee's death or retirement (other than pursuant to a deferred vested pension) under the Retirement Plan for Salaried Employees (or a comparable plan of a Goodyear subsidiary or affiliate).

         B) Any participant whose employment terminates during a Plan year due to retirement or transfer to Goodyear shall be entitled only to a pro rata portion of the target bonus, subject to the adjustment as provided for in
Section IV hereof. Such pro rata bonus is calculated by multiplying the percentage of days actually worked of the year (ie, number of days worked divided by 365) by the target bonus. Notwithstanding the above, a participant who, after retirement, enters into a relationship either as an employee, consultant, agent or in any manner whatsoever with an entity that sells products or services in competition with products or services sold by BRI or Goodyear, shall forfeit the right to receive a distribution under this Plan. In the event such participant enters into such a relationship with a competitor within six months from a distribution under this Plan, the participant agrees to refund to the Company any such distribution the participant had received.

         C) Any participant whose employment status changes during a Plan year due to layoff, leave of absence or disability shall be entitled only to a pro rata portion of the target bonus, subject to the adjustment as provided for in
Section IV hereof. Such pro rata bonus is calculated by multiplying the percentage of days actually worked of the year (ie, number of days worked divided by 365) by the target bonus.

         D) The estate of a participant whose employment terminates during a Plan year due to death shall be entitled only to a pro rata portion of a target bonus and the target bonus shall not be adjusted under Section IV hereof. Such pro rata bonus is based on days actually worked and calculated in the same manner as if the participant had retired and distribution of the bonus shall be made to the participating employee's executors, administrators, or such other person or persons as shall, by specific bequest under the last will and testament of the participating employee, be entitled thereto.

VIII.    MISCELLANEOUS CONDITIONS

                  The Plan and all participation therein shall be subject to the following conditions:

         A) For all purposes of the Plan, termination of a participant's employment shall be deemed to have occurred whenever he or she is no longer employed by the Company.

         B) Nothing in the Plan shall obligate the Company with respect to tenure of office or duration of employment of any participant.


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         C) All right, title and interest in the Plan shall be personal to the participant and not subject to voluntary or involuntary alienation, hypothecation, assignment or transfer, except to the extent provided in Section VII hereof.

         D) The Committee shall have power finally to interpret any of the provisions of the Plan and to lay down any regulations not inconsistent herewith for its administration.

         E) Nothing in the Plan shall prevent or interfere with any recapitalization or reorganization of BRI, Goodyear or its merger or consolidation with any corporation. In any such case, the recapitalized, reorganized, merged, or consolidated company shall assume the obligations of BRI under the Plan or such modification hereof as, in the judgment of the Board of Directors, shall be necessary to adapt it to the changed situation and shall provide substantially equivalent benefits to the participants.

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